UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2019

Commission file number: 001-13337

STONERIDGE, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

39675 MacKenzie Drive, Suite 400, Novi, Michigan	48377
(Address of principal executive offices)	(Zip Code)

 (248) 489-9300

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 1, 2019, Stoneridge, Inc. (the “Company”) and Alisa A. Nagle (“Nagle”), Chief Human Resources Officer, entered into a Separation Agreement and Release of Claims (the “Agreement”) pursuant to which the Company and Nagle mutually agreed that Nagle’s employment with the Company would end on April 30, 2019 and Nagle would be entitled to certain separation/severance benefits set forth in the Agreement. Pursuant to the Agreement, Nagle is entitled to (i) salary continuation and healthcare coverage for a period of 12 months in accordance with the Company’s Amended and Restated Officers’ and Key Employees’ Severance Plan (the “Severance Plan”), (ii) a payment under the 2018 annual incentive plan (the “AIP”) in accordance with the terms of the AIP, (iii) the vesting of prior equity-based awards in accordance with the Company’s Long-Term Incentive Plan for a termination without cause under that plan, (iv) continued life insurance coverage for 12 months in accordance with the Severance Plan, and (v) a separation payment of $265,000. The Agreement contains confidentiality, mutual non-disparagement, non-competition and non-solicitation covenants and a release of claims by Nagle and, subject to certain exceptions, the Company. The Agreement may be revoked by Nagle until March 8, 2019. In addition, the Company has separately agreed to reimburse Nagle’s attorney’s fees incurred in connection with the negotiation of the Agreement. The foregoing summary is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Separation Agreement and Release of Claims, dated as of March 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: March 6, 2019	/s/ Robert R. Krakowiak
Robert R. Krakowiak, Executive Vice President Chief Financial Officer and Treasurer (Principal Financial Officer)